Exhibit 23.9
September 29, 2009
China Real Estate Information Corporation
No. 383 Guangyan Road
Shanghai, 200072
People’s Republic of China
Ladies and Gentlemen:
Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name as a director of China Real Estate Information Corporation, formerly known as CRIC Holdings Limited (the “Company”), effective immediately upon the completion of the Company’s initial public offering of its ordinary shares in the form of American depositary shares in the U.S.
Sincerely yours,

/s/ Neil Nanpeng Shen Neil Nanpeng Shen